Exhibit 10.1

SALES CONTRACT

By and Between

ROBERTS PROPERTIES PEACHTREE DUNWOODY, LLC,
a Georgia limited liability company,
as Seller,

and

ROBERTS PROPERTIES RESIDENTIAL, L.P.,
a Georgia limited partnership,
as Purchaser.

January 19, 2005

Property:

Approximately 9.840 acres in Land Lot 21 of the 17th District, Fulton County, Georgia,
fronting on Peachtree Dunwoody Road

SALES CONTRACT

        THIS AGREEMENT is made and entered into this 19th day of January, 2005, by and between ROBERTS PROPERTIES PEACHTREE DUNWOODY, LLC, a Georgia limited liability company (hereinafter referred to as the “Seller”) and ROBERTS PROPERTIES RESIDENTIAL, L.P., a Georgia limited partnership (hereinafter referred to as the “Purchaser”).

ARTICLE I -- PROPERTY TO BE CONVEYED

        A.    Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions hereinafter set forth, that certain parcel of land described on Exhibit A attached hereto and by this reference incorporated herein (the “Land”), together with any buildings and improvements on the Land (hereinafter referred to as the “Improvements”). The Land and the Improvements are hereinafter collectively referred to as the “Property”.

        B.    The Property consists of approximately 9.840 acres of real property located in Land Lot 21 of the 17th District, Fulton County, Georgia, fronting on Peachtree Dunwoody Road.

        C.    The Property will be conveyed by Seller to Purchaser subject to that certain Restrictive Covenant dated January 3, 2005, made and declared by Seller and recorded in the records of the Clerk of Superior Court of Fulton County, Georgia.

ARTICLE II -- PURCHASE PRICE

        The purchase price (hereinafter referred to as the “Purchase Price”) for the Property shall be Fifteen Million Seven Hundred Thousand and No/100 Dollars ($15,700,000.00), and subject to all prorations and adjustments provided for herein, shall be paid by Purchaser to Seller in cash on the Closing Date (hereinafter defined). Concurrently with the Closing, Seller shall be responsible to pay off in full and have cancelled of record the existing first mortgage loan held by Compass Bank and any other indebtedness secured by the Property.

ARTICLE III -- ITEMS TO BE DELIVERED BY SELLER AT CLOSING

        At the Closing, Seller shall execute and deliver to Purchaser a limited warranty deed in and to the Property, and Seller and Purchaser shall also execute and deliver to each other all documents normally used in similar commercial real estate transactions in the Atlanta, Georgia metropolitan area.

ARTICLE IV -- TIME AND PLACE OF CLOSING AND CLOSING COSTS

        A.    The consummation of the transaction contemplated herein shall take place at the offices of Holt Ney Zatcoff & Wasserman, LLP, Atlanta, Georgia on January 19, 2005, commencing at 10:00 A.M. The consummation of the transaction contemplated herein is herein referred to as the “Closing”, and the date the Closing occurs is herein referred to as the “Closing Date.”

        B.    At Closing, Seller shall pay the transfer tax incident to the Deed. At Closing, Purchaser shall pay all other closing expenses with respect to the closing of the transaction contemplated herein, including, without limitation, the cost of any survey which Purchaser elects to obtain, recording fees, and the premium incident to any title insurance policy to be issued to Purchaser, except that Seller and Purchaser will each pay their own attorney’s fees.

ARTICLE V -- APPORTIONMENTS

        The following items shall be apportioned at Closing and as of the Closing Date:

        A.    All real property taxes, including the current installment for any assessment (special, bond, or otherwise), and personal property ad valorem taxes, if any based on the amount of such taxes for the year during which the Closing occurs. In the event that the current year’s taxes are not available as of the Closing Date, the proration shall be based upon such taxes for 2004, but such taxes shall be re-prorated as soon as the current year’s taxes are available, immediately upon demand being made therefore by either Purchaser or Seller. Seller shall be entitled to receive all income in respect of the Property and shall be obligated to pay all expenses in respect of the Property for all time periods prior to and including the day prior to the Closing Date. Purchaser shall be entitled to receive all such income and shall be obligated to pay all such expenses for all time periods commencing on the Closing Date. In the event that any income or any expense item relating to the period prior to the Closing Date is received or appears after the Closing, such item(s) shall be adjusted between the Seller and the Purchaser within ten (10) days after such is discovered. This Section V A shall survive the Closing of the transaction contemplated herein.

ARTICLE VI -- BROKERS

        Purchaser and Seller hereby represent to each other that no real estate broker or agent was involved in negotiating the transaction contemplated herein. In the event any claim(s) for real estate commissions, fees or compensation arise in connection with this Agreement and the transaction contemplated herein, the party so incurring or causing such claim(s) shall indemnify, defend and hold harmless the other party from any loss, claim or damage which the other party suffers because of said claim(s).

ARTICLE VII -- MISCELLANEOUS

        A.    This Agreement constitutes the entire agreement between the parties hereto and cannot be changed or modified other than by a written agreement executed by both Purchaser and Seller.

        B.    There shall also be executed and delivered at Closing all other documents and instruments reasonably required or necessary to effect the transaction contemplated herein.

        C.    Irrespective of the place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated, unless such changes have been duly initialed by all parties reflecting mutual agreement. All terms and words used in this Agreement regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

        D.    This Agreement may be executed in more than one counterpart, each of which shall be deemed an original.

        E.    The captions of this Agreement are inserted for convenience or reference only and do not define, describe or limit the scope or intent of this Agreement or any of the terms hereof.

        F.    Time is of the essence of this Agreement and each term and provision hereof.

        G.    If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

        H.    All rights, powers and privileges conferred hereunder upon the parties unless otherwise provided shall be cumulative and not restricted to those given by law.

        I.    No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any other party to its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.

        J.    Purchaser shall have the right to waive any condition or contingency herein in Purchaser’s favor and Seller shall have the right to waive any condition or contingency herein in Seller’s favor.

        K.    Anything contained in this Agreement to the contrary notwithstanding, (i) the terms and provisions of this Agreement shall not survive Closing and shall be merged into the Deed; and (ii) Seller does not make any warranties or representations of any kind or character, expressed or implied, with respect to the Property, its physical condition, income to be derived therefrom or expenses to be incurred with respect thereto, or any other matter or thing relating to or affecting the Property, and there are no oral or written agreements, warranties or representations with respect to the Property, except as otherwise expressly set forth in this Agreement.

ARTICLE VIII -- SECTION 1031 EXCHANGE

        Purchaser or Seller may desire to accomplish the acquisition and sale of the Property by means of exchanges of “like-kind” Property which will qualify as such under Section 1031 of the Internal Revenue Code of 1986 and all regulations issued thereunder. Seller and Purchaser are willing to cooperate with each other in an exchange, provided that neither Seller nor Purchaser incurs additional expenses or liability, is not delayed in its sale of the Property, and does not take title to the exchange property. Seller agrees that Seller will, at the direction of Purchaser or a third party intermediary acting at Purchaser’s direction, receive the Purchase Price from the third party intermediary who will facilitate the like-kind exchange for Purchaser pursuant to an intermediary agreement between Purchaser and such third party intermediary. Purchaser agrees that Purchaser will, at the direction of Seller or third party intermediary acting at Seller’s direction, pay the Purchase Price to the third party intermediary who will facilitate the like-kind exchange for Seller pursuant to an intermediary agreement between Seller and such third party intermediary.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, sealed and delivered the day and year first above written.

SELLER: ROBERTS PROPERTIES PEACHTREE
DUNWOODY, LLC, a Georgia limited
liability company

By: Roberts Properties, Inc., a Georgia
corporation, sole manager

By: /s/ Anthony W. Shurtz
Anthony W. Shurtz
Chief Financial Officer and Secretary

PURCHASER:

ROBERTS PROPERTIES RESIDENTIAL,
L.P., a Georgia limited partnership

By: Roberts Realty Investors, Inc., a Georgia
corporation, sole general partner

By: /s/ Greg M. Burnett
Greg M. Burnett, Secretary and
Treasurer

EXHIBIT A

(Legal Description Omitted)